SearchHelp, Inc.

AMENDMENT TO
EMPLOYMENT AGREEMENT

DATE: January 29, 2007

EMPLOYEE: William Bozsnyak

WHEREAS, on May 1, 2005 (the “Effective Date”), SearchHelp, Inc. (the “Company”) and William Bozsnyak (the “Executive”) entered into an employment agreement (the “Employment Agreement”) that sets forth the terms and conditions of Executive's employment with the Company;

WHEREAS, the Company and the Executive have determined that it is in their mutual best interests to modify the Employment Agreement;

NOW, THEREFORE, pursuant to Section 6.6 of the Employment Agreement, the Company and the Executive agree as follows:

1.
The first sentence of Section 2.3.1 is amended to read: “The Term of this Agreement shall commence as of the Effective Date and shall continue through December 31, 2009 (the "Initial Term") unless sooner terminated in accordance with the provisions of this Agreement.”

2.	Section 3.1 of the Employment Agreement is amended to read in its entirety as follows:

3.1.1 Base Salary. Executive shall receive a base salary equal to One Hundred and Twenty Thousand Dollars ($120,000.00) per annum, commencing on the Effective Date, payable in equal installments on SearchHelp's regular pay dates, subject to the usual and required payroll deductions and withholdings ("Base Salary"). Commencing April 1, 2006, the Base Salary shall equal One Hundred and Thirty Two Thousand Dollars ($132,000.00) per annum. Commencing January 1, 2007, and continuing for a period of three (3) years, the Base Salary shall equal One Hundred and Fifty Thousand Dollars ($150,000.00) per annum; provided, however, that if the Company’s quarterly revenues exceed $1,000,000 for two consecutive quarters, the Board may increase the Base Salary to Two Hundred Fifty Thousand Dollars ($250,000.00) per annum.

3.1.2. Equity Compensation. Until such time as Executive’s Base Salary is increased to Two Hundred Fifty Thousand Dollars ($250,000) per annum in accordance with Section 3.1.1, on the last day of each calendar quarter, Executive shall be granted a number of fully vested options to purchase common stock at an exercise price equal to the closing share price on the last day of each calendar quarter determined by dividing $25,000 by the applicable exercise price on the date of grant. The number of options shall be prorated for any calendar quarter in which the Executive’s Base Salary is increased to Two Hundred Fifty Thousand Dollars ($250,000) per annum.

In addition to the foregoing, if, during the Initial Term of this Agreement, the Company consummates the acquisition of the stock or assets of another company, the Board of Directors of the Company shall grant to Executive, in consideration for Executive’s efforts in connection with the negotiation and completion of such transaction, such number of options to purchase shares of the Company’s common stock, at an exercise price equal to the per share price on the date of the acquisition (the “Acquisition Option”), as the Board shall determine to be sufficient to compensate Executive for his efforts in connection with such transaction.

3.
The second paragraph of Section 3.1 of the Employment Agreement, which provides that Executive shall be entitled to receive $50,000 of accrued and unpaid compensation upon the Company’s receipt of a minimum of $1,000,000 of gross proceeds from any one or more equity or equity/debt type financings, is hereby terminated and the Executive hereby waives any right to such compensation.

4.	Section 3.3 of the Employment Agreement is amended to add new Section 3.3.8, which shall read as follows:

3.3.8  Retention Rights. In the event of a change in control of the Company, the Executive shall be entitled to compensation, for a period of five years from the date of the change in control, under the same terms and conditions set forth in the Employment Agreement. Such compensation shall be paid in accordance with the Company’s regular payroll schedule and shall otherwise comply with the applicable requirements of Section 409A of the Internal Revenue Code of 1986. The Executive and the surviving or acquiring entity may mutually agree on a different arrangement.

For purposes of this section, a “Change of Control” is defined as the occurrence of any of the following:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii) Any merger or consolidation of the Company with any other entity that has been approved by the stockholders of the Company, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(iii) Any sale or disposition by the Company, in one transaction or a series of related transactions, of all or substantially all the Company’s assets; or

(iv) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. An “Incumbent Director” is a director who either (A) is a director of the Company as of the Effective Date, or (B) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination.

IN WITNESS WHEREOF, the Company and the Executive have executed this amendment on the date first written above.

SEARCHHELP, INC.

By:

Printed Name:

Title:

EXECUTIVE

By:
William Bozsnyak